Exhibit 99.1

For Release: April 23, 2013

Contact: Janet Kinney, Merchants Bank, at (802) 865-1807

Merchants Bancshares, Inc. Announces Strong First Quarter 2013 Results–

New Record High Loan Totals

SOUTH BURLINGTON, VT—Merchants Bancshares, Inc. (NASDAQ: MBVT), the parent company of Merchants Bank, today announced net income of $3.61 million, or diluted earnings per share of $0.57 for the three months ended March 31, 2013,compared to net income of $3.61million, or diluted earnings per share of $0.58 for the three months ended March 31, 2012. The return on average assets was 0.86%for the three months ended March 31, 2013, compared to 0.89% for the same period in 2012. The return on average equity was 12.31% for the three months ended March 31, 2013, compared to 13.15% for the same period in 2012. We previously announced the declaration of a dividend of $0.28 per share, payable May 16, 2013, to shareholders of record as of May 2, 2013.

“The quarter continued the trends we have been experiencing throughout the past two years of steady loan growth accompanied by margin compression. Increased non-interest income and decreased non-interest expense allowed us to offset reduced net interest income. The current interest rate environment will require us to continue these same trends of loan growth accompanied by increased non-interest income and decreased non-interest expense,” commented Michael R. Tuttle, our President and Chief Executive Officer.

Shareholders’ equity reached another record high of $119.15 million at March 31, 2013.Our book value per share increased to $18.94 at March 31, 2013 from $18.82 at December 31, 2012. Our capital ratios remain strong at March 31, 2013. Our Tier 1 leverage ratio increased to 8.22%, total risk-based capital ratio increased to 16.12% and our tangible capital ratio increased to 7.04% at March 31, 2013.

Our balance sheet contracted slightly during the quarter. Deposits and investments were essentially flat, while loans grew almost $19 million, funded by reductions in short term investment balances. Seasonal reductions in collateralized customer accounts (securities sold under agreements to repurchase) were offset by increased short-term borrowings from the Federal Home Loan Bank of Boston.

Ending loan balances at March 31, 2013 reached a new record high of $1.10 billion, an increase of $18.79 million over ending loan balances at December 31, 2012. This represents an annualized loan growth rate of 7%.

The following table summarizes the components of our loan portfolio as of the periods indicated:

(In thousands)	March 31, 2013	December31, 2012	March 31, 2012
Commercial, financial and agricultural	$168,500	$165,023	$146,660
Municipal loans	85,211	84,689	100,371
Real estate loans – residential	504,226	489,951	446,480
Real estate loans – commercial	324,208	327,622	330,873
Real estate loans – construction	14,115	10,561	11,884
Installment loans	5,192	4,701	4,411
All other loans	261	376	330
Total loans	$1,101,713	$1,082,923	$1,041,009

Growth in our commercial loan portfolio has been driven by new customer acquisition and expansion of existing relationships. Growth in our residential real estate loan portfolio continues to be driven by increased mortgage refinance volume due to the low interest rate environment.

We recorded a $250 thousand provision for credit losses during the three months ended March 31, 2013, and 2012. Although we experienced modest credit quality deterioration during the quarter, overall asset quality remains strong and continues to be a core strength for our company. Our continued loan growth was the primary factor for the provision to date in 2013. Our nonperforming loan totals were 0.31% of total loans at March 31, 2013, compared to 0.27% of total loans at December 31, 2012 and 0.22% of total loans at March 31, 2012. Loans past due 30-89 days were 0.09% of total loans at March 31, 2013. For the first three months of 2013 we have booked net recoveries of $26 thousand.

Total deposits at March 31, 2013 were essentially unchanged from $1.27 billion at December 31, 2012. Quarterly average balances increased by $5.76 million to $1.25 billion during the quarter. Securities sold under agreement to repurchase, which represent collateralized customer accounts, were $243.20 million at March 31, 2013, a reduction of $44.32 million from $287.52 million at December 31, 2012 as a result of seasonal cash flows combined with migration to other deposit products due to the low interest rate environment. Short-term wholesale borrowings increased to $30.90 million at March 31, 2013 from zero at December 31, 2012.

Our taxable equivalent net interest income was $12.76 million for the three months ended March 31, 2013, compared to $12.97 million for the same period in 2012 and $13.02 million for the fourth quarter of 2012. Our taxable equivalent net interest margin for the three months ended March 31, 2013 was unchanged from the fourth quarter of 2012 at 3.20%, and was 14 basis points lower than the first quarter of 2012. Overall earning asset yields were two basis points lower for the first quarter of 2013 compared to the fourth quarter of 2012, and were 32 basis points lower for the first quarter of 2013 compared to the first quarter of 2012. This decrease results from a combination of reductions in average yields on both loans and investments. The decrease in asset yields was offset by a reduction in the cost of interest bearing liabilities. The cost of interest bearing deposits decreased three basis points from the fourth quarter of 2012 and decreased 10 basis points for the first quarter of 2013 compared to the same period in 2012. The cost of borrowed funds decreased 57 basis points for the first quarter of 2013 compared to the first quarter of 2012, and decreased seven basis points from the fourth quarter of 2012. The biggest change in our interest expense for the quarter was due to the expiration, on December 14, 2012, of an interest rate swap on $10 million of our trust preferred securities (“TRUPs”). The expiration of the swap reduced our interest rate from a fixed rate of 6.50%, to a floating rate of three month LIBOR plus 1.95%. Interest expense on the entire $20 million TRUPs was reduced to $184 thousand for the first quarter of 2013 compared to $276 thousand for the fourth quarter of 2012, and $295 thousand for the first quarter of 2012.

Total noninterest income increased $117 thousand to $2.48 million for the first quarter of 2013 compared to 2012. Excluding net gains on investment securities, total noninterest income increased $193 thousand to $2.48 million for the first quarter of 2013 compared to $2.29 million for the first quarter of 2012. Trust division income for the first quarter of 2013 increased $101 thousand to $758 thousand compared to the first quarter of 2012. Trust assets under management have continued to grow in 2013 and now total $577 million. Deposit service charges and cash management fees increased by $84 thousand for the first quarter of 2013 compared to the same period in 2012. This increase was offset almost entirely by a reduction in overdraft fees, resulting in an overall $10 thousand increase in service charges on deposits. The timing of investments in low income housing partnerships and their associated tax credits led to a reduction in equity in losses of real estate limited partnerships to $(270) thousand for the first quarter of 2013 from $(410) thousand for the first quarter of 2012. There was a related decrease in tax credits for the first quarter of 2013 compared to the first quarter of 2012, leading to an increase in our effective tax rate to 22% for the first quarter of 2013 from 19% for the first quarter of 2012.

Total noninterest expense decreased $219 thousand to $9.88 million for the first quarter of 2013 compared to the same period in 2012. Compensation and benefits decreased $393 thousand to $4.80 million for the first quarter of 2013 compared to the same period in 2012. Salary increases were offset by increased vacancies and a lower incentive accrual. Additionally, the overfunded status of our pension plan produced a $115 thousand swing in pension expense from a $79 thousand expense for the first quarter of 2012 to $36 thousand in income for the first quarter of 2013.

Michael R. Tuttle, our President and Chief Executive Officer, Janet P. Spitler, our Chief Financial Officer and Executive Vice President, and Geoffrey R. Hesslink, our Senior Lender and Executive Vice President, will host a conference call to discuss these earnings results, business highlights and outlook at 9:00 a.m. Eastern Time on Wednesday April 24, 2013. Interested parties may participate in the conference call by dialing U.S. number (888) 317-6016, Canada number (855) 669-9657 or international number (412) 317-6016. The title of the call is Merchants Bancshares, Inc. Q1 2013 Earnings. Participants are asked to call a few minutes prior to register. A replay will be available until 9:00 a.m. Eastern Time on Wednesday May 1, 2013. The U.S. replay dial-in telephone number is (877) 344-7529. The international replay telephone number is (412) 317-0088. The replay access code for both replay telephone numbers is 10023207.

Established in 1849, Merchants Bank strives to deliver a fully integrated customer experience to its retail, commercial and investment customers, with a comprehensive array of online and mobile delivery options–and 33 community bank offices and 40 ATMs throughout Vermont. Merchants Bank and its holding company, Merchants Bancshares, Inc., employ approximately 300 full-time employees and 40 part-time employees. Merchants Trust Company, a division of Merchants Bank, provides investment management, financial planning and trustee services. Please visit www.mbvt.com for access to Merchants Bank information, programs and services. Merchants’ stock is traded on the NASDAQ Global Select Market under the symbol “MBVT.” Member FDIC. Equal Housing Lender.

Non-GAAP Financial Measure. In addition to results presented in accordance with generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. In several places net interest income is presented on a fully taxable equivalent basis. Specifically included in interest income was tax-exempt interest income from certain tax-exempt loans. An amount equal to the tax benefit derived from this tax exempt income is added back to the interest income total, to produce net interest income on a fully taxable equivalent basis. The amount added back was $482 thousand for the three months ended March 31, 2013, and $530 thousand for the same period in 2012. An additional non-GAAP financial measure we use is the tangible equity ratio. Because we have no intangible assets, our tangible equity is the same as our book equity. We believe that the supplemental non-GAAP information is utilized by regulators and market analysts to evaluate a company’s financial condition and therefore, such information is useful to investors. These disclosures should not be viewed as a substitute for financial results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures which may be presented by other companies. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Certain statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. These statements, which are based on certain assumptions and describe Merchants’ future plans, strategies and expectations, can generally be identified by the use of the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. Forward-looking statements are based on the current assumptions and beliefs of management and are only expectations of future results. Our actual results could differ materially from those projected in the forward-looking statements as a result of, among others, continued weakness in general, national, regional or local economic conditions, the performance of our investment portfolio, quality of credits or the overall demand for services; changes in loan default and charge-off rates which could affect the allowance for credit losses; declines in the equity and financial markets; reductions in deposit levels which could necessitate increased and/or higher cost borrowing to fund loans and investments; declines in mortgage loan refinancing, equity loan and line of credit activity which could reduce net interest and non-interest income; changes in the domestic interest rate environment and inflation; changes in the carrying value of investment securities and other assets; misalignment of our interest-bearing assets and liabilities; increases in loan repayment rates affecting interest income and the value of mortgage servicing rights; changing business, banking, or regulatory conditions or policies, or new legislation affecting the financial services industry that could lead to changes in the competitive balance among financial institutions, restrictions on bank activities, changes in costs (including deposit insurance premiums), increased regulatory scrutiny, declines in consumer confidence in depository institutions, or changes in the secondary market for bank loan and other products; and changes in accounting rules, federal and state laws, IRS regulations, and other regulations and policies governing financial holding companies and their subsidiaries which may impact our ability to take appropriate action to protect our financial interests in certain loan situations.

You should not place undue reliance on our forward-looking statements, and are cautioned that forward-looking statements are inherently uncertain. Actual performance and results of operations may differ materially from those projected or suggested in the forward-looking statements due to certain risks and uncertainties, which are included in more detail in our Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other filings submitted to the Securities and Exchange Commission. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	March 31,	December 31,	March 31,	December 31,
	2013	2012	2012	2011
Balance Sheets - Period End
Total assets	$ 1,692,596	$ 1,708,550	$ 1,628,711	$ 1,611,869
Loans	1,101,713	1,082,923	1,041,009	1,027,626
Allowance for loan losses ("ALL")	11,796	11,562	11,049	10,619
Net loans	1,089,917	1,071,361	1,029,960	1,017,007
Investments-taxable	508,360	509,088	508,170	512,309
Federal Home Loan Bank ("FHLB") stock	7,496	8,145	8,145	8,630
Cash and due from banks	25,537	34,547	27,003	10,392
Interest earning cash and other short-term investments	17,486	42,681	17,161	27,420
Other assets	43,800	42,728	38,272	36,111
Non-interest bearing deposits	225,884	240,491	195,347	197,522
Savings, interest bearing checking and money market accounts	708,797	700,191	658,141	632,110
Time deposits	335,096	330,398	347,173	348,248
Total deposits	1,269,777	1,271,080	1,200,661	1,177,880
Short-term borrowings	30,900	--	36,600	--
Securities sold under agreement to repurchase, short-term	243,204	287,520	228,409	262,527
Other long-term debt	2,463	2,483	22,542	22,562
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	6,479	8,627	7,751	18,744
Shareholders' equity	119,154	118,221	112,129	109,537

Balance Sheets - Quarter-to-Date Averages
Total assets	$ 1,681,130	$ 1,682,673	$ 1,618,984	$ 1,564,335
Loans	1,086,289	1,074,007	1,034,277	1,014,105
Allowance for loan losses	11,689	11,542	10,736	10,584
Net loans	1,074,600	1,062,465	1,023,541	1,003,521
Investments-taxable	503,849	510,557	496,405	443,713
FHLB stock	7,993	8,145	8,507	8,630
Cash and due from banks	25,469	28,730	21,332	10,186
Interest earning cash and other short-term investments	18,442	26,036	21,686	53,907
Other assets	50,777	46,740	47,513	44,378
Non-interest bearing deposits	223,245	235,007	195,425	190,864
Savings, interest bearing checking and money market accounts	696,160	680,330	640,937	622,208
Time deposits	334,373	332,678	347,791	349,832
Total deposits	1,253,778	1,248,015	1,184,153	1,162,904
Short-term borrowings	13,873	34,347	22,703	1,798
Securities sold under agreement to repurchase, short-term	264,884	250,355	249,009	238,935
Other long-term debt	2,470	2,490	22,549	22,569
Junior subordinated debentures issued to unconsolidated subsidiary trust	20,619	20,619	20,619	20,619
Other liabilities	8,241	9,430	10,059	9,783
Shareholders' equity	117,265	117,417	109,892	107,727
Earning assets	1,616,573	1,618,745	1,560,875	1,520,355
Interest bearing liabilities	1,332,379	1,320,819	1,303,608	1,255,961

Ratios and Supplemental Information - Period End
Book value per share	$ 19.91	$ 19.84	$ 18.90	$ 18.54
Book value per share (1)	$ 18.94	$ 18.82	$ 17.97	$ 17.57
Tier I leverage ratio	8.22%	8.08%	7.94%	8.08%
Total risk-based capital ratio	16.12%	16.00%	15.95%	15.92%
Tangible capital ratio (2)	7.04%	6.92%	6.88%	6.80%
Period end common shares outstanding (1)	6,289,748	6,282,385	6,240,525	6,232,783

Credit Quality - Period End
Nonperforming loans ("NPLs")	$ 3,415	$ 2,912	$ 2,315	$ 2,511
Nonperforming assets ("NPAs")	$ 3,415	$ 2,912	$ 2,665	$ 2,869
NPLs as a percent of total loans	0.31%	0.27%	0.22%	0.24%
NPAs as a percent of total assets	0.20%	0.17%	0.16%	0.18%
ALL as a percent of NPLs	345%	397%	477%	423%
ALL as a percent of total loans	1.07%	1.07%	1.06%	1.03%

(1)	This book value and period end common shares outstanding includes 305,231; 324,515; 309,175; and 325,703 Rabbi Trust shares for the periods noted above, respectively.
(2)

The tangible capital ratio is a non-GAAP financial measure which we believe provides investors with information that is useful in understanding our financial performance. Because we have no intangible assets, our tangible equity is the same as our book equity.

Merchants Bancshares, Inc.

Financial Highlights (unaudited)

(Dollars in thousands except share and per share data)

	For the Three Months Ended
	March 31,	March 31,	December 31,
	2013	2012	2012
Operating Results
Interest income
Interest and fees on loans	$ 10,784	$ 11,329	$ 11,117
Interest and dividends on investments	2,797	3,090	2,846
Total interest and dividend income	13,581	14,419	13,963
Interest expense
Deposits	746	960	803
Securities sold under agreement to repurchase and other short-term borrowings	357	576	336
Long-term debt	196	447	289
Total interest expense	1,299	1,983	1,428
Net interest income	12,282	12,436	12,535
Provision for credit losses	250	250	250
Net interest income after provision for credit losses	12,032	12,186	12,285
Noninterest income
Trust division income	758	657	685
Service charges on deposits	987	977	1,077
Gain on investment securities, net	--	76	85
Equity in losses of real estate limited partnerships, net	(270)	(410)	(327)
Other noninterest income	1,003	1,061	1,238
Total noninterest income	2,478	2,361	2,758
Noninterest expense
Compensation and benefits	4,795	5,188	4,826
Occupancy and equipment expenses	2,010	1,878	1,925
Legal and professional fees	687	611	591
Marketing expenses	280	411	577
State franchise taxes	357	328	330
FDIC insurance	220	215	222
Other real estate owned	13	33	68
Other noninterest expense	1,522	1,439	1,598
Total noninterest expense	9,884	10,103	10,137
Income before provision for income taxes	4,626	4,444	4,906
Provision for income taxes	1,017	831	1,066
Net income	$ 3,609	$ 3,613	$ 3,840

Ratios and Supplemental Information
Weighted average common shares outstanding	6,286,838	6,237,232	6,279,279
Weighted average diluted shares outstanding	6,299,561	6,252,418	6,291,237
Basic earnings per common share	$ 0.57	$ 0.58	$ 0.61
Diluted earnings per common share	$ 0.57	$ 0.58	$ 0.61
Return on average assets	0.86%	0.89%	0.91%
Return on average shareholders' equity	12.31%	13.15%	13.08%
Average yield on loans	4.21%	4.61%	4.30%
Average yield on investments	2.21%	2.45%	2.17%
Average yield of earning assets	3.53%	3.85%	3.55%
Average cost of interest bearing deposits	0.29%	0.39%	0.32%
Average cost of borrowed funds	0.74%	1.31%	0.81%
Average cost of interest bearing liabilites	0.40%	0.61%	0.43%
Net interest rate spread	3.13%	3.24%	3.12%
Net interest margin	3.20%	3.34%	3.20%
Net interest income on a fully taxable equivalent basis	$ 12,764	$ 12,966	$ 13,019
Net recoveries (charge-offs) to Average Loans	0.00%	0.00%	0.00%
Net recoveries (charge-offs)	$ 26	$ 29	$ (18)
Efficiency ratio (1)	61.08%	62.16%	60.74%

(1)

The efficiency ratio excludes amortization of intangibles, equity in losses of real estate limited partnerships, OREO expenses, gain/loss on sales of securities, state franchise taxes, and any significant nonrecurring items.

Note:	As of March 31, 2013, Merchants Bank had off-balance sheet liabilities in the form of standby letters of credit to customers in the amount of $4.71 million.